ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SOUTH CAROLINA INTERNAL MEDICINE ASSOCIATES AND REHABILITATION, L.L.C.

(SELLER)

AND

VEIN ASSOCIATES OF AMERICA, INC.

(PURCHASER)

DATED AS OF October 8, 2007[1]

[1] **EXCLUDING EQUITABLE OR INJUNCTIVE RELIEF, ALL CLAIMS, DEMANDS AND ALL DISPUTES BETWEEN THE PARTIES CONCERNING THIS AGREEMENT OR THEIR POST-CLOSING RELATIONSHIP, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION PURSUANT TO S.C. CODE ANN. § 15-48-10, *ET SEQ.***

## LIST OF EXHIBITS:

| Exhibit # | Reference to Section in the Agreement | Summary description |
|---|---|---|
| A | Article 1 | Definitions |
| 1. | Schedule 2.1(a) | Assets Purchased |
| 2. | Schedule 2.1(c) | Excluded Assets |
| 3. | Schedule 2.2(a)(2) | Assumed Contracts |
| 4. | Schedule 2.2(b) | Assumed Obligations |
| 5. | Schedule 2.3(a) | Terms and Conditions of Vein Associates of America, Inc. Stock |
| 6. | Schedule 2.3(b) | License Agreement |
| 7. | Schedule 2.5(c) | Bill of Sale |
| 8. | Schedule 2.5(d) | Purchase Price Allocation |
| 9. | Schedule 3.1(f) | Pending Claims and Litigation |
| 10. | Schedule 3.1(g) | Seller's Insurance Policies |
| 11. | Schedule 3.1(i)(1) | Leases |
| 12. | Schedule 3.1(i)(2) | Personal Property |
| 13. | Schedule 3.1(m) | Physician Disclosures |
| 14. | Schedule 3.1(r) | Employees |
| 15. | Schedule 3.1(s)3.1.2 | Employee Benefit Plans |
| 16. | Schedule 5.6.1 | Rehired Employees |

# ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Purchase Agreement"), dated 12th October, 2007 is by and between **South Carolina Internal Medicine Associates and Rehabilitation, L.L.C.**, a South Carolina Limited Liability Corporation ("Seller"), and **Vein Associates of America, Inc.**, a Florida Corporation ("Purchaser"). This Agreement shall become effective as of the date this Agreement is signed by both Parties. Purchaser and Seller are individually referred to herein as a "Party" and collectively referred to herein as "Parties".

## Recitals

WHEREAS, the Seller operates a medical practice at 1 Wellness Boulevard, Suite 103, Irmo, SC 29063 (the "Subject Premises").

WHEREAS, the Purchaser wishes to purchase and acquire from Seller substantially all of the assets used by Seller in the operation of its vein practice at the Subject Premises doing business as "Palmetto Vein". Seller wishes to sell and to transfer to Purchaser such assets pursuant to the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Purchaser on at least three (3) occasions prior to the closing of the transaction contemplated under this Purchase Agreement, has been given unfettered access to the books, records, documents and premises of South Carolina Internal Medicine Associates & Rehabilitation, LLC, including the Seller's vein practice on the Subject Premises for due diligence purposes. The Purchaser has reviewed all necessary documents and voluntarily and freely enters into this Transaction after conducting the due diligence it deemed proper to enter into this Transaction.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the Parties agree as follows.

## ARTICLE I
## DEFINITIONS

Any capitalized term not defined herein shall have the meaning ascribed to such term in **Exhibit A** to this Purchase Agreement, if defined therein. If not, the term shall bear the meaning generally accepted in the context of appearance herein.

## ARTICLE II
## PURCHASE TRANSACTIONS

Section 2.1 Asset Purchase.

(a) Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties and covenants set forth herein,

on the Closing Date (i) Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances (except for the Assumed Obligations, as defined in Section 2.2 below), and (ii) Purchaser shall purchase from Seller, substantially all the Assets used by the Seller relating to the providing of medical services concerning vein treatment, as more specifically delineated in **Exhibit 1, Schedule 2.1(a)**, for the Purchase Price, as defined in Section 2.3 below. Said assets, to the extent permitted by law, include all of the Business Records; provided, however, unless otherwise expressly specified herein, Purchaser assumes all liabilities or obligations whatsoever relating to the purchased assets or the medical practice of the Seller, excluding only those liabilities arising from any patients treated by Seller prior to the closing of this Transaction.

(b) **Exhibit 1, Schedule 2.1(a)**, sets forth a detailed description of the Assets purchased pursuant to this Agreement and shall include but not be limited to accounts receivable of Seller existing at Closing, tangible assets, and supplies. Certain Trade names in the name of "Palmetto Vein" are acquired subject to that certain Trade and Domain Name License Agreement to be executed between the parties at the same time of this Agreement. Medical records of Seller will be transferred to the custody of Vein Associates, P.A. Notwithstanding the foregoing, should the Purchaser default under the Sublease Agreement which is being executed contemporaneous with the closing of this Transaction, the trade names acquired subject to the Trade and Domain Name License Agreement set forth in **Exhibit 1, Schedule 2.1(a)** shall be revoked and given back to the Seller.

(c) Notwithstanding the foregoing, the Assets being conveyed pursuant to this Agreement shall not include those specific assets listed on **Exhibit 2, Schedule 2.1(c)** (the "Excluded Assets"). This list of excluded assets shall include, but may not be limited to, assets leased by Seller.

(d) **"As Is" Warranties and Representations.** Seller gives no warranties, guarantees or representations to Purchaser of any kind whatsoever about the assets or business, its profitability, the past or future success or profitability of the business after Seller no longer runs the day-to-day operations, its financial condition, gross revenues, legal status of employees, employees who shall remain in the employ of the Vein Center, employee claims, etc., other than Seller is a lawful and equitable owner of the Assets to be transferred, which are owned free and clear of any debt or liens, except the identified leases and those liens set forth in this

Purchase Agreement and that it has full authority and capacity to sell such interest and enter into this Purchase Agreement. **Purchaser specifically accepts the foregoing and acknowledges and agrees that the Assets and Business at the Subject Premises are being sold and purchased "As Is" and "Where Is".** As such, Seller only warrants and represents that the Purchaser shall obtain clear title to the identified assets sold at the Closing free and clear of liens, encumbrances or security interests, except those disclosed liens, encumbrances or security interests set forth in this Purchase Agreement and promises to defend the title thereto unto the Purchaser, its affiliates and assigns forever with no other representations given whatsoever.

Section 2.2 Assumption of Contracts and Liabilities.

(a) Assumed Contracts.

(1) Purchaser shall assume the contracts of Seller relating to telephone numbers and Yellow Page advertisements to the extent such contracts relate to the telephone services at the subject premises. Purchaser shall assume financial responsibilities and payments under such contracts for telephone numbers and Yellow Page advertisements on the date such Assumed Contracts are assigned to the Purchaser. Unless agreed to by the Purchaser in writing, after the execution of this Agreement, Seller shall not enter into any new Yellow Page contracts to be assigned to Purchaser under this Agreement. If the Yellow Page advertisers will not remove Seller as a primary obligor or any of its members as guarantors, Purchaser agrees to fully defend, indemnify and hold harmless the Seller and its members from all obligations in connection with the Yellow Page advertisements and other Assumed Contracts.

(2) No other contracts of Seller will be assigned by the Seller to Purchaser under this Agreement unless such contracts to be assumed are agreed to be assumed by the Purchaser and included in **Exhibit 3, Schedule 2.2(a)(2)** or other written document executed subsequent to the execution of the Agreement by the Purchaser.

(b) In addition to any other obligations assumed, Purchaser shall assume all accounts payable of Seller accrued through the date of closing acquired during the normal course of business included in **Exhibit 4, Schedule 2.2(b)**.

Section 2.3 Payment of Consideration.

In full consideration for the performance of this Agreement by Seller and the transfer and delivery to the Purchaser of those Assets governed by this Agreement, on the Closing Date, the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement, to pay to Seller the following:

(a) One Million Seven Hundred Thousand (1,700,000) shares of common stock in Purchaser, subject to the terms and conditions outlined in **Exhibit 5, Schedule 2.3(a)** of this Purchase Agreement. The Parties to this Transaction agree to mutually cooperate and agree in writing as to the date and corresponding value of the 1,700,000 shares of common stock to be given to the Seller in connection with this Purchase Agreement.

(b) Purchaser's execution and delivery to Seller of a license agreement in the form of **Exhibit 6, Schedule 2.3(b)** attached to this Purchase Agreement licensing the use of the name "Palmetto Vein" Center"

(c) The Purchaser shall not assume any liabilities or obligations of the Seller pursuant to this Agreement, except those delineated in **Exhibits 3 and 4, Schedules 2.2 (a)(2) and 2.2 (b).**

Section 2.4 The Closing.

Subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing), the closing of the transactions Contemplated by this Agreement (the "Closing") shall take place on the date and/or location as the Parties may mutually determine (the "Closing Date").

Section 2.5 Closing Deliveries by the Seller.

The Seller shall, accurately and completely have signed, by all necessary parties, and deliver or cause to be delivered to the Purchaser, either as set forth herein, (i) three (3) days prior to the Closing Date, or (ii) on the Closing Date, provide to the Purchaser:

(a) The closing date shall be on or before **September 14, 2007** or other date as the parties may mutually agree in writing, at a location to be mutually determined.

(b) On the Closing Date, all consents of any Person, whether or not a party to this Agreement, which are necessary to effectuate the transfer of the Assets and the consummation of the transactions contemplated by this Agreement;

(c) On the Closing Date, a Bill of Sale in the form attached as **Exhibit 7, Schedule 2.5(c)**, and such other instruments of transfer and conveyance as may reasonably be requested by the Purchaser, in each case executed by a duly authorized by the Seller;

(d) On or before the Closing Date, Purchaser agrees to reasonably cooperate with Seller's accountants and to enter into written agreements for the purchase price allocation as may be requested by Seller in this Transaction and the agreed upon formula will be set forth **Exhibit 8, Schedule 2.5(d)**;

(e) On or before the Closing Date, Seller agrees to comply with any S.E.C. requirements regarding the sale of assets to a public entity unless it is determined by both parties that no action is needed to consummate the sale of assets. Such determination must be made in writing and agreed upon by both parties;

(f) On the Closing Date, such other agreements, instruments and documents as the Purchaser may reasonably request to effect the transactions Contemplated hereby.

Section 2.6 Closing Deliveries by the Purchaser.

At the Closing, the Purchaser will execute and deliver, or cause to be delivered to the Seller:

(a) The Purchase Price;

(b) Such other agreements, instruments and documents as Seller may reasonably request to effect the transactions Contemplated hereby.

Section 2.7 Closing Conditions.

2.7.1. The obligations of both the Seller and the Purchaser to consummate the Purchase Agreement is subject to the satisfaction of each of the following conditions:

(a) The execution of an Employment Agreement, mutually acceptable to both Parties, between Steve Miller, MD ("Miller") and Vein Associates Irmo, P.C., a South Carolina professional corporation ("Vein, P.A.") and stock consideration of 1,000,000 shares being issued to Miller.

(b) The execution of a mutually acceptable sublease agreement for the Subject Premises.

(c) As of the Closing Date, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of the transactions contemplated by the Purchase Agreement shall be pending before any court or government authority.

2.7.2. In addition to satisfaction of the mutual conditions contained in Section 2.7.1, the obligations of the Purchaser to consummate the Purchase Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived by the Purchaser in its sole discretion:

(a) The representations and warranties of the Seller to the Purchaser made herein shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

(b) All of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been timely complied with and performed.

(c) The Seller shall deliver to the Purchaser all the documents specified in Section 2.5, all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and in form and substance reasonably satisfactory to the Purchaser.

(d) All required consents and approvals from third parties shall have been obtained.

2.7.3. In addition to satisfaction of the mutual conditions contained in Section 2.7.1, the obligation of the Seller to consummate the Purchase Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived by the Seller in its sole discretion:

(a) The representations and warranties of the Purchaser to the Seller made herein shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

(b) All of the terms, conditions and covenants to be complied with or performed by Purchaser on or before the Closing Date shall have been timely complied with and performed.

(c) The Purchaser shall pay the Seller the Purchase Price as provided in Section 2.3.

(d) The Purchaser shall deliver to the Seller all the documents specified in Section 2.5, all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and in form and substance reasonably satisfactory to the Seller.

Section 2.8 Purchase Price Allocation.

(a) The Purchase Price shall be allocated by Purchaser and Seller to the Assets as set forth in **Exhibit 8, Schedule 2.5(d).**

(b) As soon as practicable after the determination of the Closing Balance Sheet, but it no event more than fifteen (15) business days thereafter, or other periods as the parties may mutually agree in writing, Purchaser and Seller agree to adjust and re-execute Form 8594, if necessary, to reflect the Closing Balance Sheet and to file said form as required by the United States Treasury or the Internal Revenue Code and the regulations thereunder.

## ARTICLE III
## REPRESENTATIONS OF THE SELLER

As a material inducement to the Purchaser to enter into the Transaction Documents and to consummate the transactions contemplated hereunder, the Seller, represents and warrants to Purchaser that the statements contained in this Article III (and in the Schedules referenced in applicable sections) are true and correct in all material respects as of the date of this Agreement.

Section 3.1 Seller's Representations.

The following representations are made to Purchaser by Seller:

(a) Organization, Valid Authorization and Good Standing. Seller has the power and authority to own all of its properties and assets and to conduct its business prior to the Closing Date. In addition, Seller has the power and authority to enter into the Transaction Documents to which they are parties and to carry out their respective obligations hereunder.

The execution and delivery of the Transaction Documents to which Seller is a party and the consummation of the transactions Contemplated thereby have been duly and validly authorized by Seller, and no other corporate or other proceedings on the part of Seller are necessary to authorize the Transaction Documents and the transactions contemplated thereby. Each Transaction Document executed and delivered by Seller will, upon such execution and delivery, constitute the valid and binding agreement of Seller, enforceable against it in accordance with its terms.

Each Transaction Document executed and delivered by the Seller will, upon such execution and delivery, constitute the valid and binding agreement of the Seller, enforceable against them, individually and jointly, in accordance with its terms.

(b) Compliance. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller will not (i) violate any provision of Seller's organizational documents, (ii) violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which Seller is a party, (iii) result in the creation or imposition of any Encumbrance upon any property of Seller, or (iv) Seller's actual knowledge, violate or conflict with any order, award, judgment or decree or other material restriction or any law, ordinance or regulation to which Seller or its property is subject.

(c) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is required in connection with the execution and delivery of the Transaction Documents by Seller or the consummation by Seller of the transactions Contemplated hereby.

(d) Undisclosed Liabilities. Except as otherwise provided in this Purchase Agreement, Seller does not have any material Liabilities relating to the assets being conveyed to Purchaser, and to Seller's knowledge, there are no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller, individually or jointly, giving rise to such Liability.

(e) Absence of Changes or Events. Except as Contemplated by the Transaction Documents, Seller has not conducted their businesses utilizing the subject Assets only in the ordinary course of business, and Seller, individually or jointly, have not:

(i) Incurred any obligation or Liability, absolute, accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or might have a Material Adverse Effect on Seller;

(ii) Pledged or subjected to any Encumbrance or restriction on any of its assets;

(iii) Sold, transferred, leased to others or otherwise disposed of any of its assets material to the operation of its medical practice, except in the ordinary course of the business of Seller;

(iv) Canceled or compromised any material debt or claim, or waived or released any right of substantial value;

(v) Received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or might have a Material Adverse Effect on Seller;

(vi) Instituted, settled or agreed to settle any litigation, action, proceeding or arbitration;

(vii) Failed to replenish its inventory or supplies in a normal and customary manner or made any purchase commitment other than in the ordinary course of business of Seller;

(viii) Entered into any material transaction, contract or commitment, including, but not limited to, purchases or acquisitions of equipment or supplies;

(ix) Suffered any event or events, whether individually or in the aggregate, that has had or could be reasonably expected to have a Material Adverse Effect on the financial condition, results of operations, properties, assets, liabilities, business, operations or prospects of the medical practice of the Seller or of the Seller, collectively or individually;

(x) Engaged in any activities or practices other than the operation of a medical practice;

(xi) Entered into any agreement or made any commitment to take any of the actions described in Subsections (i) through (xi) inclusive of this Section 3.1(e).

(f) Claims or Litigation. Except as disclosed on **Exhibit 9, Schedule 3.1(f)**, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations pending or, to Seller's knowledge, threatened against the Seller, at law or in equity in any court or before or by any Governmental Authority, and, to the best of Seller's knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such actions, suits, proceedings (arbitration or otherwise) or investigations. Furthermore, the Seller specifically represents that it has not been notified of any action, claim, or review contemplated by any third party, including any patients, former patients, managed care entity, government agency (including but not limited to those with enforcement authority for Medicaid or Medicare), or other payor

organization or carrier. In addition, the Seller specifically represents that they have no knowledge or belief as to why any action, claim, or review may be brought or contemplated by any third party, including any patients, former patients, managed care entity, government agency (including but not limited to those with enforcement authority for Medicaid or Medicare), or other payor organization or carrier.

The Seller, is not in default in respect of any judgment, order, writ, injunction or decree of any court or other Governmental Authority. Furthermore, the Seller, is not aware of any sexual harassment, whistleblower, employment or wage claims that have been or may be brought against the Seller.

(g) Insurance.

**Exhibit 10, Schedule 3.1(g)** lists all of the insurance policies of Seller in full force and effect. Seller represents that it has, complied in all material respects with the provisions of all such policies. Seller is not currently the subject of, and have not received notice that it will be subject to, any insurance audits for premium adjustments. Seller has made available to Purchaser complete and correct copies of all such policies, together with all riders and amendments thereto. Seller and Purchaser agree to examine the professional liability policy presently in force for Seller. In the event it is agreed to cancel the current policy, Seller shall be entitled to any refund for returned premium.

(h) Environmental Protection.

Seller has obtained all permits, licenses and other authorizations that are required for the conduct of its business under any federal, state and local laws and the regulations promulgated thereunder relating to pollution or protection of the environment, including laws (i) relating to emissions, discharges, releases or threatened releases of hazardous substances, materials or wastes (collectively, "Hazardous Wastes"), into the environment (including, without limitation, ambient air, surface water, ground water or land), (ii) relating to the presence of Hazardous Wastes in or on any real or personal property or (iii) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Wastes (collectively, "Environmental Laws").

To Seller's knowledge, Seller, is in material compliance with all terms and conditions of such required permits, licenses and

authorizations, and is also in compliance with all applicable Environmental Laws.

No consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of such permits, licenses and authorizations in accordance with the terms of the Transaction Documents. There are no pending or, to the best of Seller's knowledge, threatened, investigations, actions or proceedings of whatsoever nature involving Seller arising under any Environmental Laws.

(i) Title to Real Estate Assets. Seller does not own any real estate that is being transferred pursuant to this Agreement.

(1) The Seller has delivered to the Purchaser true, correct and complete copies of the leases and listed in **Exhibit 11, Schedule 3.1(i)(1).**

All leases of the Leased Property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and Seller are not aware of any existing, pending or threatened matter which may impact the use of the premises by the Purchaser or any of its affiliates.

Seller represents that it is not in any material default of any such lease and to the actual knowledge of Seller, there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default. There are no disputes, oral agreements or forbearance programs in effect as to any such lease or sublease. The Seller has not received notice of any proceedings to impose any new Taxes or operating restrictions upon any of such properties or the Seller's conduct of the Business therein.

(2) The Assets constitute all of the non-real estate properties and assets used in connection with the operation of the Seller's business and medical practice in the manner in which and to the extent to which the business and medical practice are currently being conducted.

Except as set forth in **Exhibit 12, Schedule 3.1(i)(2)**, none of the non-real estate tangible personal property included in the Assets being conveyed pursuant to this Agreement is subject to any personal property or equipment leases. To the knowledge of the Seller, each such tangible asset is free

from defects (patent and latent) and, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

Upon the consummation of the transactions Contemplated hereby, unless specifically listed on **Exhibit 2, <u>Schedule 2.1(c)</u>** (the "Excluded Assets"), good and valid title to, and valid leasehold interests in, all non-real estate Assets used by the Seller in their business and medical practice at the Subject Premises, shall vest in the Purchaser, free and clear of all Encumbrances or restrictions on transfer.

(j) <u>Inventory</u>. The Inventory is being purchased in an "As Is" and "Where Is" condition without any representations regarding the condition, fit for the intended use, without any representations or warranties regarding any defects in quality and quantity, without any representations or warranties regarding whether they are saleable or usable in the ordinary course of business. Purchaser acknowledges and agrees that it has inspected the inventory during the due diligence period and has done so prior to the Closing and is fully satisfied with the condition and quality of the inventory and accepts them in an "As Is" condition only. Seller's only representation as to the inventory is to title.

(k) <u>Brokers</u>. All negotiations relating to the Transaction Documents and the transactions Contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim for any broker's or finder's fee or similar compensation. However, should any claim for any broker's or finder's fee or similar compensation be asserted by any party acting on behalf of the Seller, Seller agrees and acknowledges that they, individually and/or jointly, and not Purchaser, shall be responsible for and shall pay any fees or commission payable to such broker.

(l) <u>Fraud and Abuse</u>. To the actual knowledge of the Seller, neither the Seller nor the physicians employed or engaged by the Seller, or any other persons and entities providing professional services for the Seller, have engaged in any activities which are prohibited under U.S.C. Sec. 1320a-7b or the regulations promulgated thereunder pursuant to such statutes, the South Carolina Patient Self-Referral laws, or any other applicable state or local statutes and regulations, or which are prohibited by Rules of Professional Conduct, including but not limited to:

(1) knowingly and willfully making or causing to be made a

false statement or representation of a material fact in any application for any benefit or payment;

(2) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(3) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, within intent to fraudulently secure such benefit or payment; or

(4) knowingly and willfully soliciting or receiving any remuneration, kickback, bribe, or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

(m) Physician's Issues. Except as disclosed in **Exhibit 13, Schedule 3.1(m)** attached hereto, to the knowledge of Seller, no physician employed or engaged by Seller with respect to "Palmetto Vein", has (i) had his or her license to practice medicine in any jurisdiction denied, surrendered, limited, suspended, revoked or subject to probationary conditions or is subject to, any pending proceedings or threatened regarding any of the foregoing, (ii) had his or her Federal or State Drug Enforcement Agency controlled substance authorization denied, revoked, suspended, reduced or not renewed or has been subject to institution of, or is subject to, any pending proceedings regarding any of the foregoing, (iii) had his or her membership in any local, state or national medical professional society or organization revoked, suspended or not renewed or is subject to any pending proceedings regarding any of the foregoing, (iv) been the subject of administrative sanctions or been suspended from or lost eligibility for participating in Medicare, Medicaid or other governmental or non-governmental medical insurance programs or is subject to any pending proceedings regarding any of the foregoing or (v) none of the physicians employed or engaged by Seller hospital privileges will expire within six (6) months of

the date both parties sign this Agreement.

(n) Disclosure. No representation, warranty or statement made by Seller in this Purchase Agreement or any of the Exhibits or Schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to Purchaser in accordance with this Purchase Agreement or the other Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(o) Patients Records. Seller represents all patient records, charts and account histories relating to its practice since May 2005 have been turned over to Purchaser, subject to all applicable statues, rules and regulations of the United States government or the State of South Carolina, as of the date of closing. Seller represents, to the knowledge, that the patient records and other business reports, from the Seller computer system are complete and accurate.

(p) Computer Records. Seller represents the patient records and other business reports from Seller's computer system are complete and accurate.

(q) As to Seller's actual knowledge, Seller represents there are no structural or other material problems with the medical office at 1 Wellness Boulevard, Suite 130, Irmo, SC.

(r) Employees. **Exhibit 14, Schedule 3.1(r)** sets forth the name, title and total compensation of each person employed by the Seller (the "Employees"). The Seller is not a party to any employment contract with any of the Employees nor are any of the Employees covered by or subject to any collective bargaining agreement.

(s) Employee Benefit Plans.

3.1.2 Except as set forth on **Exhibit 15, Schedule 3.1(s)3.1.2,** on or prior to the date hereof, Seller (including any entity required to be aggregated with Seller under Section 414 of the Code) have not sponsored, or participated in, a defined benefit pension plan (as defined in Section 3(35) of ERISA), nor has Seller (including any entity required to be aggregated with Sellers under Section 414 of the Code) ever contributed to, or participated in, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

3.1.3 Except as set forth on **Exhibit 15, Schedule 3.1(s)3.1.2**, with respect to the Seller's Employees, the Seller (including any entity required to be aggregated with Seller under Section 414 of the Code) does not maintain, contribute to, or participate in, any benefit agreement, plan, arrangement or practice including any employee benefit plan as defined in Section 3(3) of ERISA (the "Plan(s)").

3.1.4 Except as set forth on **Exhibit 15, Schedule 3.1(s)3.1.2**, all of the Plans are in material compliance with all applicable laws, including the Code and ERISA.

3.1.5 No Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by the Transaction Agreements or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by the Transaction Agreements, and no payments or benefits under any Plan or other agreement of Seller will be considered "excess parachute payments" under Section 280G of the Code. The Seller has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

3.1.6 No Plan provides health or other benefits after a present or former director's, officer's, employee's, agent's, or independent contractor's, retirement or other termination of employment except as required by Section 4980B of the Code.

3.1.7 There are no actions, suits, claims pending, threatened or reasonably anticipated (other than routine claims for benefits) against any Plan or against the assets of any Plan which could reasonably be expected to result in a liability to Seller or any Plan. No Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Plan under any IRS program.

3.1.8 With respect to each Plan, the Seller has delivered to Buyer true and correct copies of each Plan, the most recent annual report (Form 5500) for each Plan and the summary plan description for each Plan. The annual report for each Plan has been timely filed.

(t) Taxes. The Seller has duly filed all tax returns and forms required to be filed in respect of the Seller's business and paid in full or discharged all material taxes, assessments, excises, interest, penalties, deficiencies and other levies relating to the

Assets, excepting such taxes, assessments and other levies as will not be due until after the Closing Date. To the Seller's knowledge, no event has occurred that could impose on the Purchaser any liability for any taxes, penalties or interest due or to become due from the Seller from any taxing authority.

## ARTICLE IV
## REPRESENTATIONS OF PURCHASER

Section 4.1 Representations of Purchaser. Purchaser represents and warrants to Seller that:

(a) Organization, Valid Authorization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Florida and registered to do business in the State of South Carolina.

Purchaser has the power and authority to own all of its properties and assets and to conduct its business. Purchaser has the power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations hereunder. The execution and delivery of the Transaction Documents to which Purchaser is a party and the consummation of the transactions Contemplated thereby have been duly and validly authorized by Purchaser, and no other corporate or other proceedings on the part of Purchaser is necessary to authorize the Transaction Documents and the transactions Contemplated thereby.

This Purchase Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser enforceable against Purchaser, in accordance with its terms. Each Transaction Document executed and delivered at the Closing by Purchaser will upon such execution and delivery constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

(b) Compliance. The execution and delivery of the Transaction Documents and the consummation of the transactions Contemplated thereby by Purchaser will not (i) violate any provision of its articles of incorporation or bylaws, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which Purchaser is a party, or (iii) to the best of Purchaser's knowledge, violate or conflict with any order, award, judgment or decree or

other restriction or any law, ordinance or regulation to which Purchaser or the property of Purchaser is subject.

(c) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of the Transaction Documents by Parent or the consummation by Purchaser of the transactions Contemplated thereby.

(d) Brokers. All negotiations relating to the Transaction Documents and the transactions Contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim for any broker's or finder's fee or similar compensation. However, should any claim for any broker's or finder's fee or similar compensation be asserted by any party acting on behalf of the Purchaser, Purchaser agrees and acknowledges that it, and not Seller, is responsible for and shall pay any fees or commission payable to such broker.

(e) Disclosure. No representation, warranty or statement made by Purchaser in this Purchase Agreement or any of the Exhibits or Schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to Seller in accordance with this Purchase Agreement or the other Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(f) Best Efforts. Purchaser represents and warrants it will use its best efforts to fully develop and expand the business acquired pursuant to this Purchase Agreement.

(g) Undisclosed Liabilities. Except as otherwise provided in this Purchase Agreement, based on Purchaser's best knowledge and efforts and Sellers best knowledge, Purchaser does not have any Liabilities relating to Purchaser other than those disclosed on the Balance Sheet of Purchaser as of the date of the Closing hereof. Further, to Purchaser's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Purchaser giving rise to any Liability. Further, Purchaser represents and warrants that there is no information that has not been publicly disclosed and that is known only within Purchaser and its Board of Directors that would

have a material effect on the value of the shares being transferred pursuant to 2.3(a) hereunder if such undisclosed information were publicly disclosed or publicly known.

(h) Fraud and Abuse. Purchaser represents that it has sought advice of counsel concerning this Purchase Agreement and the business arrangements created thereby and the other agreements to be entered in connection with this Agreement, and that the same is believed by counsel to be in compliance with all federal and state laws.

(i) Employee Benefit Plans. Purchaser represents that any Employee Benefit Plan it sponsors in connection with itself, or any of its affiliates, is in compliance with all federal and state laws applicable thereto.

(j) Taxes. The Purchaser has duly filed all tax returns and forms required to be filed with respect to Purchaser's business and paid in full or discharged all material taxes, assessments, excises, interests, penalties, deficiencies and other levies relating to the Purchaser, and all of its affiliates, excepting such taxes, assessments and other levies as will not be due until after the Closing Date. To Purchaser's knowledge, no event has occurred that could impose on the Seller any Liability for any taxes, penalties or interests due or to become due from the Purchaser from any taxing authority.

## ARTICLE V
## ADDITIONAL AGREEMENTS

The parties hereto further agree that:

Section 5.1 Tax Matters. Seller shall pay all "Seller" sales and/or transfer taxes payable in connection with the consummation of the transactions Contemplated by the Transaction Documents that are due and/or shall be prorated as of the date of Closing of this Transaction.

Section 5.2 Consents. Before and after the Closing Date, the Seller shall use its best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary (the "Consents"), proper or advisable in connection with the consummation of the transactions Contemplated by this Purchase Agreement. Before and after the Closing Date, the Seller agrees that it shall do any acts, deeds or things that may be necessary, desirable or proper to obtain the Consents and consummate the assumption of the Assumed Contracts.

Section 5.3 Further Assurances; Transition. If at any time before or after the Closing Date, the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser, the title to any property or rights of the Seller acquired or to be acquired by reason of, or as a result of, the acquisition described in this Purchase Agreement, the Seller agrees that it shall execute and deliver, in a timely manner, all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Purchaser and otherwise to carry out the purpose of this Purchaser Agreement.

The Seller shall use its best efforts to effect the smooth transition of the Business from Seller to Purchaser and the conveyance of the Assets and the assignment of the Assumed Contracts to Purchaser, including obtaining the consent of any third party in connection with the assignment of the Leases, Managed Care Contracts and other Assumed Contracts, and shall not take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, patient, supplier, vendor or other business associate of Seller from maintaining the same business relationships with the Purchaser after the Closing as he, she or it maintained with the Seller prior to the Closing.

Section 5.4 Deliveries After Closing. If, at any time after the Closing, the Purchaser shall consider or be advised that any further acts are necessary or desirable: (a) to vest, perfect or confirm, of record or otherwise, in the Purchaser, title to and possession of the Assets acquired or to be acquired by reason of, or as a result of, the transaction Contemplated in this Purchase Agreement; or (b) otherwise to carry out the purposes of this Purchase Agreement, then the Seller shall be deemed to have granted to Purchaser an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all other acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Purchaser and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Purchaser are fully authorized in the name of the Seller to take any and all such actions.

Section 5.5 Non-Competition Covenant.

5.5.1 Non-Competition. As a material and valuable inducement for the Purchaser to enter into this Purchase Agreement, pay and deliver the Purchase Price and consummate the transactions provided for herein, for a period commencing on the effective date of this Agreement and ending two (2) years after the termination of Dr. Steve Miller employment with Vein, P.A., [handwritten insertion: or the earlier of closing operations within twenty (20) miles of the current location in Irmo, S.C.] pursuant to that

Employment Agreement between Dr. Steve Miller and Vein, P.A. upon which this Agreement is contingent (the "Restricted Period"), Seller(s), agree that they shall not, directly or indirectly, alone, or as a partner, officer, director, employee, consultant, agent, independent contractor, joint venture, financial backer, creditor, member, stockholder, or in any other capacity whatsoever, of any Person, have any business relationship involving the practice of medicine specifically dealing with the treatment of veins within Ten (10) miles of the location at 1 Wellness Boulevard. Nothing stated in the Agreement shall prohibit Seller(s) from continuing the operation of their "REJUVENATIONS MEDICAL SPA" division. Nothing stated in this Agreement shall constitute any restrictions upon Seller(s) to practice general or internal medicine anywhere, including performing hemorrhoidal treatment and procedures. Moreover, should those events occur as set forth in Section 5.7.1 (i) or (ii) at any time within eighteen (18) months of the closing of this Transaction, the Covenant Not to Compete against the Seller as set forth in Section 5.5.1 shall be null and void.

5.5.2 Irreparable Harm. The Sellers individually and jointly, covenant and agrees that the restrictions set forth in this Section 5.5 are fair, reasonable and necessary to protect the interests of Purchaser, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Purchase Agreement reflects and assumes the Seller's strict compliance with, and the enforceability by the Purchaser of, these restrictions.

5.5.3 The Sellers, acknowledge that a breach of these restrictions would irreparably harm Purchaser and that monetary damage due Purchaser may be inadequate.

5.5.4 Judicial Modification. The Seller(s), acknowledge and agrees that the provisions of Section 5.5 are material and of the essence to this Agreement.

5.5.4.1 In addition, it is the parties expressed intention that if the scope of any restriction or covenant contained in any of such Sections of this Agreement should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law.

5.5.4.2 The Seller(s) hereby consent and agree that it is the parties' intention and agreement that the covenants and restrictions contained herein be enforced as written. Provided however, in the event a court of competent jurisdiction

should determine that any restrictions or covenants contained herein are too broad or extensive to permit enforcement thereof to its fullest extent, the Seller hereby consent and agree that it is the parties' intention and agreement that the scope of any such restriction or covenant should be modified by the Court in any judicial proceeding brought to enforce such restriction or covenant to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

5.5.5 Assignability; Third Party Beneficiary. The parties agree that the rights granted in Section 5.5 to Purchaser may be assigned by Purchaser at its sole and absolute discretion. All of the provisions of Section 5.5 shall inure to any successors of the Purchaser all of which are specifically third party beneficiaries of this Section 5.5 with full rights hereunder. In addition, the parties hereto agree that any employee of Seller granted shares in Purchaser hereunder, and any Assignee of the rights hereunder is an intended, direct third party beneficiary of this Agreement and may enforce such rights in its own name in addition to or in lieu of the Purchaser. Likewise, any assignee of Purchaser shall be bound by this Agreement to the same extent as is Purchaser.

5.5.6 Tolling of Time Periods. In the event that Purchaser or any other permitted party should bring any legal action or other proceeding for the enforcement of this Section 5, the time for calculating the term of the restrictions provided herein shall not include any period of time commencing with the filing of legal action or other proceeding to enforce the terms of this Section 5 through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding, unless Purchaser fails to prevail in such action or proceeding.

5.5.7 Specific Enforcement. Without limiting other possible remedies to the Purchaser for breach of this covenant, the Seller agree that injunctive or other equitable relief will be available to enforce the covenants of this provision, such relief to be without the necessity of posting a bond, cash or otherwise.

Section 5.6 Employees.

5.6.1 Purchaser shall extend offers of employment to those non-health care Employees set forth on **Exhibit 16, Schedule 5.6.1** (such employees are hereinafter referred to as the "Rehired Employees").

5.6.2 Purchaser shall terminate the employment of all Rehired Employees who accept Purchaser's offer of employment immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist Purchaser in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Purchaser makes offers of employment as set forth on **Exhibit 16, Schedule 5.6.1**.

5.6.3 Seller shall be solely responsible for all of the Plans and all obligations and liabilities thereunder. Purchaser shall not assume any of the Plans or any obligation or liability thereunder.

5.6.4 Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any of the Rehired Employees at any time, with or without cause, except that such termination shall be in compliance with any applicable employment agreements and the current employment policies or practices of Purchaser, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

5.6.5 No provision of this Agreement shall create any third-party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Purchaser or under any benefit plan which Purchaser may maintain.

Section 5.7 Seller Buy-Back.

5.7.1 For a period of twenty-four (24) months following the Closing, Seller shall, to the extent permitted by law, have the option, in accordance with the terms of this Section 5.7, to buy-back (the "Buy-Back Right") from the Purchaser, the Assets set forth **Exhibit 1, Schedule 2.1(a)** (to the extent such Assets are owned by the Purchaser (or any of its affiliates) as of the date that Seller exercises the Buy-Back Right) (the "Buy-Back Assets"). Notwithstanding the foregoing, Seller shall be able to exercise the Buy-Back Right if, and only if, the Purchaser has (i) adopted resolutions to dissolve, liquidate or terminate operations, (ii) any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it bankrupt or insolvent.

5.7.2 The Buy-Back Right shall be exercised by Seller by delivering written notice to the Purchaser specifying (i) that the conditions for exercising the Buy-Back Right have occurred and (ii) a date for closing of the sale from the Purchaser to Seller of the Buy-Back Assets (the "Buy-Back Closing"), which date shall be not less than 15 days following the date of the written notice to the Purchaser.

5.7.3 The purchase price for the Buy-Back Assets shall be two million seven hundred thousand shares of Purchaser which must be surrendered and delivered to the Purchaser by Seller at the Buy-Back Closing.

5.7.4 The Buy-Back Closing shall be subject to such other terms, conditions, agreements, instruments and documents as the Parties shall mutually agree.

5.7.5 Notwithstanding anything in Section 5.5 to the contrary, Seller shall no longer be subject to the restrictive covenants set forth in Section 5.5 after the Buy-Back Closing.

Section 5.8 Survivability. The terms and conditions of this Article V shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto.

Section 5.9 Transaction Expenses. The Purchaser and Seller shall bear their own expenses and attorney's fees in connection with this transaction.

## ARTICLE VI
## INDEMNIFICATION

Section 6.1 Survival. The representations, warranties, covenants and agreements of the parties made in this Purchase Agreement shall survive (and not be affected in any respect by) the Closing and any examination or investigation conducted by or on behalf of the parties hereto and any information which any party may receive pursuant to any applicable Schedules or otherwise.

6.1.1 Notwithstanding the foregoing, the right of indemnification, with respect to each representation and warranty contained in this Purchase Agreement, shall terminate on the date (the "Survival Date") occurring on the later of (i) the third (3rd) anniversary of the Closing Date, or (ii) the expiration date of the applicable statute of limitations relating to the applicable representations and warranties.

6.1.2 The right to indemnification with respect to the representations and warranties, and the Liability of either Party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which such party has been given written notice prior to the Survival Date or such thirtieth day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), whichever shall be applicable thereto in accordance with this Section 6.1.

6.1.3 The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, whether before or after the execution and delivery

of this Purchase Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

6.1.4 The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 6.2 Indemnification by Seller. Seller, covenants and agrees to indemnify, defend, protect and hold harmless Purchaser and each of its successors and assigns and each of their respective directors, officers, shareholders, employees, agents and affiliates (each a "Purchaser Indemnified Person") at all times from and after the date of this Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 6.1) against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses ("Losses") including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation ("Legal Expenses") based upon, resulting from or arising out of (a) any inaccuracy, omission or breach (or in the event any third party alleges facts that, if true, would mean a breach) of any representation or warranty of Seller contained in this Purchase Agreement, (b) the breach (or in the event any third party alleges facts that, if true, would mean a breach) by Purchaser of, or the failure by Seller to observe, any of the covenants or other agreements contained in or made pursuant to this Purchase Agreement.

Section 6.3 Indemnification by Purchaser. Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless Seller and each of its successors, assigns and heirs and each of their respective directors, officers, employees, agents and affiliates (each a "Seller Indemnified Person") at all times from and after the date of this Purchase Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 6.1) against all Losses (including specifically, but without limitation, Legal Expenses) based upon, resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Purchase Agreement, or (b) the breach by Purchaser of, or the failure by Purchaser to observe, any of the covenants or other agreements contained in or made pursuant to this Purchase Agreement.

Section 6.4 Indemnification Procedures.

6.4.1 Promptly after receipt by any party entitled to indemnification under Section 6.2 or 6.3 (an "indemnified party") of notice of the

commencement of any action, claim, suit or proceeding by a person not a party to this Purchase Agreement in respect of which the indemnified party will seek indemnification hereunder (a "Third Party Action"), the indemnified party shall notify the party that is obligated to provide such indemnification (the "indemnifying party") thereof in writing. Provided however, any failure to so notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party under Section 6.2 or 6.3, except to the extent that the indemnifying party is materially prejudiced by the failure to give such notice.

6.4.2 The indemnifying party shall be entitled to assume control or otherwise participate in the defense of such Third Party Action (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; provided, however, that:

(i) the indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Purchase Agreement) to assist in the handling of such Third Party Action;

(ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

(iii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all Liability in respect of such Third Party Action; and

(iv) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith.

6.4.3 After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such

Third Party Action in accordance with the foregoing, (a) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (b) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent.

(i) If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 6.4, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefore in accordance with this Section 6.4.

(ii) The reimbursement of fees, costs and expenses required by this Section 6.4 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(iii) If an indemnified party becomes entitled to any indemnification from an indemnifying party pursuant to this Purchase Agreement, such indemnification payment shall be made in cash upon demand.

6.4.4 If an indemnified party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which causes it in good faith to believe that it is entitled to indemnification under this Section 6.4, then such indemnified party shall promptly give the indemnifying party notice thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party under Section 6.2 or 6.3, as the case may be, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.

## ARTICLE VII
## MISCELLANEOUS

Section 7.1 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Purchase Agreement or any other Transaction Document

is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any Party hereto shall not constitute a waiver of the right to pursue other available remedies.

Section 7.2 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) with the mutual consent of the Parties;

(b) by the Seller or the Purchaser if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions Contemplated hereby.

If this Purchase Agreement is terminated pursuant to this Section 7.2, other than as a result of a breach by the Seller or the Purchaser, neither Party shall have any further liability hereunder or any further obligations hereunder.

Section 7.3 Risk of Loss. The risk of any loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by the Seller at all times prior to the Closing.

Section 7.4 Parties Bound. Except to the extent otherwise expressly provided herein, this Purchase Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, administrators, guardians, successors and permitted assigns; and no other person shall have any right, benefit or obligation hereunder.

Section 7.5 Notices.

7.5.1 All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Purchase Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving Party at the following address:

7.5.1.1 If to Seller, addressed to:

SC Internal Medicine Associates and Rehabilitation, LLC
c/o Dr. Surb Guram
1 Wellness Boulevard, Suite 200
Irmo, SC 29063

7.5.1.2 If to Purchaser, addressed to:

Vein Associates of America, Inc.
c/o Chief Financial Officer
400 International Parkway, Suite 100
Heathrow, FL 32746

7.5.2 A Party may change its address by notice to the other Parties pursuant to this Section 7.5.2. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of reputable overnight courier or registered or certified mail.

Section 7.6 Laws of the State of South Carolina and Exclusive Venue.

7.6.1 This Purchase Agreement shall be construed, interpreted and enforced pursuant to the procedural and substantive laws of the State of South Carolina, without regard to conflict and choice of law principles. Any legal or equitable proceeding instituted by any party to this Agreement must be instituted only in the appropriate state or federal court in Richland County, South Carolina, to the exclusion of all other legally appropriate venues or forums.

Section 7.7 Entire Agreement; Amendments and Waivers.

7.7.1 This Purchase Agreement, together with the other Transaction Documents and all Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and Contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof.

7.7.2 No supplement, modification or waiver of this Purchase Agreement shall be binding unless it shall be specifically designated to be a supplement, modification or waiver of this Purchase Agreement and shall be executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Purchase Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Purchase Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8 Attorneys' Fees.

Except as otherwise specifically provided herein, if any action or proceeding is brought by any party with respect to this Purchase Agreement or the other Transaction Documents, or with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation or arbitration, including, without limitation, reasonable attorneys' fees to be paid by the losing party, in such amounts as may be determined by (i) the arbitrators deciding such action or proceeding or (ii) court having jurisdiction of such action or proceeding.

Section 7.9 Further Assurances.

From time to time hereafter and without further consideration, each of the Parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as any of the other Parties hereto may reasonably request in order to more effectively consummate the transactions Contemplated by the Transaction Documents or as shall be reasonably necessary or appropriate in connection with the carrying out of the Parties' respective obligations hereunder or the purposes of this Purchase Agreement. Seller shall have the right to reasonably access and copy all records or documents in connection with the Vein Center generated prior to the Transaction or have access and obtain information necessary in connection with the request.

Section 7.10 Announcements and Press Releases.

Any press releases or any other public announcements concerning this Purchase Agreement or the other Transaction Documents shall be approved by Purchaser and Seller; provided, however, that if any Party reasonably believes that it has a legal obligation to make a press release and the consent of the other Party cannot be obtained, then the release may be made without such approval. The parties to this Purchase Agreement agree to reasonably cooperate with each other in drafting a joint letter to be sent to all existing, past or prospective patients and vendors of the Seller to reflect the sale of the Assets and the introduction of the Purchaser to these individuals and entities.

Section 7.11 Assignment. Except as otherwise provided in Section 5.5., neither Party may assign this Purchase Agreement without the prior written consent of the other Party; provided, however, that the Purchaser may assign this Purchase Agreement to a corporation, partnership or other business entity under common control with the Purchaser so long as Purchaser remains liable.

Section 7.12 No Tax Representations.

Each Party acknowledges that it is relying solely on its advisors to determine the tax consequences of the transactions and arrangements Contemplated by the Transaction Documents and that no representation or warranty has been made by any Party as to the tax consequences of such transactions and arrangements.

Section 7.13 Multiple Counterparts.

This Purchase Agreement may be executed in one or more counterparts, via facsimile and/or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.14 Headings.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Purchase Agreement.

Section 7.15 Severability.

Each article, section, subsection and lesser section of this Purchase Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Purchase Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Purchase Agreement, but every other provision of this Purchase Agreement shall remain in full force and effect.

Section 7.16 "Actual Knowledge," etc.

"To the actual knowledge," "to the best knowledge," or any similar phrase shall be deemed to refer, in the case of the Seller, the actual knowledge of all of their directors and officers only, and, in the case of the Purchaser, knowledge of all of their employees, directors and officers. An individual will be deemed to have "actual knowledge" of a particular fact or matter if such individual is actually aware of such fact or matter.

Section 7.17 Bulk Sales Waiver.

Seller and Purchaser agree to waive compliance with any applicable laws of the State of South Carolina pertaining to bulk transfers. In consideration of such waiver, Seller agrees to be liable for all trade, vendor and creditor debts assumed by it as of the Closing and Purchaser agrees to defend, indemnify and hold harmless Seller, again, from any and all losses, liabilities, claims, damages or expenses, including attorney's

fees, arising out of or as a result of claims or demands by third parties against Seller in connection with the operation of its business prior to Closing. Purchaser specifically acknowledges that there will not be Bulk Sales Act compliance by the Seller for this transaction.

Section 7.18 Resignation.

After the Closing, Seller's members, excluding Dr. Steven Miller, shall no longer be an employee, agent or representative of the Vein Center.

Section 7.19 General Release.

In consideration of the parties' consummation of the Transaction in accordance with the terms and conditions of this Purchase Agreement, the monetary benefits to be realized by Purchaser as a result of such consummation of the transaction, and for other good and valuable consideration to the parties, the receipt and sufficiency of which is hereby acknowledged, Purchaser, for itself, its shareholders and assigns (collectively the "Releasors"), hereby forever releases Seller, its members and assigns (collectively the "Released Parties") from any and all claims, demands and causes of action of every kind and nature, whether arising from Seller's member's employment and/or association with the Vein Center, officer or relationship, representative or agent with the Business, status as a Seller or otherwise (including, without limitation, claims for damages, costs, expenses and attorney's, broker's and accountant's fees and expenses), whether known or unknown, suspected or unsuspected, that Releasors now have or at any time prior to the date of this General Release may have had or could have asserted against the Seller or to any of the Released Parties for any statutory breach of contract, tort claim, lost profit, damages of any kind for all actions taken by Seller as an owner, employee, shareholder, representative or agent of the Business ("Released Claims"). The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action or proceeding of any kind, in any court or before any tribunal against any Released Party based upon any Released Claims.

Section 7.20

Purchaser shall assume all existing employees and related employee liabilities existing for the Business, real and personal property leases (e.g. – phone system, copier, etc.) and all other obligations of the Vein Center located at the Subject Premises arising after the Closing, including but not limited to, all employee liabilities for payroll, taxes, etc. and all license and renewal fees.

Section 7.21 Arbitration.

Except those matters relating to a party's right to obtain injunctive or equitable relief, all claims, demands, disputes, controversies, differences or misunderstandings between the parties or claims concerning this Agreement, Releases, Indemnification Agreement and all other agreements relating to the transactions contemplated by this Agreement or the post closing relationship between the parties shall be settled by final and binding arbitration pursuant to the rules in effect under S.C. Code Ann. Sec. 15-48-10 et seq. The arbitration shall be conducted in Columbia, South Carolina, to the exclusion of any other location. If any party requests arbitration, the parties shall make a good faith effort to agree to a single arbitrator. If they cannot agree, then each party may thereafter designate one person as an arbitrator, with the two (2) arbitrators so designated selecting a third arbitrator. The decision of a majority of the arbitrators or the single arbitrator selected by a mutual agreement shall be final on all issues submitted for arbitration and either party may enter judgment in a court of law on the final decision of such arbitration. The parties hereby agree that the arbitrator(s) may include provisions or the payment of costs and expenses, including actual attorney's fees as party to any ruling or award made thereunder. The arbitrators can only award damages that are otherwise available pursuant to South Carolina statutory law or common law. The arbitrator(s) shall be required to make specific findings of fact and conclusions of law with any ruling, motion to vacate, modify or confirm the arbitration award must be initiated and litigated to finality with the appropriate state or federal court in Columbia, South Carolina. Upon the application by either party for an order confirming, modifying or vacating the award, the Court shall have the power to review whether, as a matter of law, based on the findings of fact as determined by the arbitrator(s), the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator(s). In preparation for the arbitration hearing, each party may utilize all methods of discovery authorized by the procedural rules and statutes of the State of South Carolina and may enforce the right to obtain such discovery in the manner provided by said rules and statutes and/or by the arbitration law of the State of South Carolina. Further, each party irrevocably and unconditionally: (a) waives any objection that they many now have or hereafter have to the propriety of the venue of any such arbitration or to the convenience of the arbitration forum, and each party agrees not to plead or claim the same; (b) agrees that service of process for any such arbitration action or proceeding may be effected by mailing a copy thereof by registered or certified mail, postage prepaid and addressed to such address as designated by a party in this Agreement; and (c) agrees that nothing herein shall affect the right to effect service of process in any

other manner permitted by law. The arbitration must be commenced and conducted within one hundred fifty (150) days of any written notice of a dispute being tendered by one party to the other. All claims for injunctive relief must also be commenced and litigated to finality in the appropriate state or federal court in Columbia, South Carolina.

Section 7.22 Investment Representation.

Purchaser hereby represents that the purchase of the Assets and Business called for in this Purchase Agreement are made by it strictly for investment purposes only and not for the purposes of resale. In addition, Purchaser hereby represents to the Seller that Purchaser has had full access to the books of the Business and Purchaser has had the opportunity at all relevant times to see the Business in operation and made the decision to purchase, based upon its analysis of the books and its experience in the operation of this type of business.

IN WITNESS WHEREOF, the undersigned have caused this Purchase Agreement to be duly executed as of the date first above written.

Witnesses:

SC Internal Medicine Associates and Rehabilitation, L.L.C.

By: ______________________
Surbjinder Guram, M.D.
Title: President

Vein Associates of America, Inc.

By: ______________________
Eric Luetkemeyer
Title: President

**EXHIBIT A**
**DEFINITIONS**

1. Assets. All of the assets owned by Seller's vein practice, of every kind, character and description, whether tangible or intangible, whether real, personal, or mixed, and wherever located, whether carried on the books of Seller or not carried on the books of Seller due to having been expensed, fully depreciated, or otherwise, including without limitation the following:

   (a) Inventory and medical supplies;

   (b) Contracts, including without limitation the contracts relating to telephone numbers and Yellow Page advertising and other Contracts described in **Exhibit 3, Schedule 2.2(a)(2)**;

   (c) Tangible Personal Property, except that property that is specifically excluded from this Agreement in **Exhibit 2, Schedule 2.1(c)**.

   (d) Business Records, whether such Business Records are in hard copy form or are electronically or magnetically stored, including but not limited to the names, addresses and phone numbers of patients;

   (e) Licenses;

   (f) Intellectual Property, including internet domain names if any relative to the business line being purchased;

   (g) All of Seller's right, title and interest in, to and under all telephone numbers used in connection with Seller's practice, including all extensions thereto;

   (h) All rights in, to and under all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of Seller with respect to any of the Assets;

   (i) Prepaid Items;

   (j) Any of Seller's right, title and interest in, to or under, or possession of, all drugs, pharmaceuticals and other medical products;

   (k) Any of Seller's right, title and interest in and to records of identity, diagnosis, evaluation or treatment of patients;

   (l) Any of Seller's right, title and interest in, to and under insurance policies covering or relating to medical malpractice;

(m) Any franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary or desirable to own and operate any of the Assets;

(n) Medical Contracts;

(o) telephone numbers used at locations; and

(p) Any other assets which are not Excluded Assets and are used in the operation of the Business.

2. Business Records. All books and records of Seller, including without limitation, all credit records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records.

3. Code. The Internal Revenue Code of 1986, as amended.

4. Contracts. All of Seller's rights in, to and under all contracts, agreements, real property and equipment leases, insurance policies, purchase orders and commitments.

5. Encumbrance. Any lien, pledge, mortgage, security interest, claim, charge or any other encumbrance, right or claim of any kind whatsoever.

6. ERISA. The Employee Retirement Income Security Act of 1974, as amended.

7. Governmental Authority. Any foreign, United States, state, local or other governmental authority, regulatory body, arbitration panel, court or tribunal.

8. Intellectual Property. All (i) United States and foreign patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, copyright applications and registrations and trade names of Seller; (ii) proprietary data and technical, manufacturing know-how and information (and all materials embodying such information) of Seller; (iii) developments, discoveries, inventions, ideas and trade secrets of Seller; and (iv) rights to sue for past infringement.

9. Inventory. All stock, supplies (medical and office) and inventories of retail product located on the Subject Premises.

10. Liability. Any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

11. Licenses. All franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary to own and operate any of the Assets.

12. Material Adverse Change or Material Adverse Effect. Any event, change or effect that is materially adverse to the financial condition, assets, business or results of operations of such entity or entities (taken as a whole) or series of changes aggregated as a whole in excess of Fifty Thousand Dollars ($50,000).

13. Medical Contracts. Any of Seller's right, title or interest in, to or under any contract or agreement that requires performance by a licensed health care provider under federal or applicable state law.

14. Person. Any corporation, partnership, joint venture, Purchaser, syndicate, organization, association, trust, entity, natural person, or any other type of entity.

15. Personal Property Leases. All of Seller's rights in, to and under all leases of supplies, instruments, equipment, furniture, machinery and other items of tangible personal property.

16. Prepaid Items. All of Seller's prepaid expenses, prepaid insurance, deposits and other similar items.

17. Purchase Agreement. This Purchase Agreement, as amended from time to time.

18. Tangible Personal Property. All tangible personal property (including supplies, instruments, equipment, furniture and machinery) owned by Seller

19. Transaction Documents. This Purchase Agreement and each other document and instrument executed and delivered at the Closing.

**END OF EXHIBIT A**

**EXHIBIT 1**
**Schedule 2.1(a)**
**Description of Assets**

Approximately Six Hundred Thousand dollars ($600,000) of Gross Accounts Receivable with no representations or warranties given by Seller as to their collectability, other than representations or warranties given by Seller that the costs and the fees charged have been appropriately incurred. Seller(s) will work with Purchaser's representative to facilitate the transfer of data from both Medical Manager and EMD's for all accounts relating to the treatment of Palmetto Vein patients.

Payments relative to the accounts receivable on file will continue to flow to Seller(s) lockbox. Seller will provide copies of EOB's, batch totals and system generated reports for Purchaser for reconciliation purposes. Seller(s) will transfer payment to Purchaser on a no less than monthly basis. Revenue generated post closing will be billed out of Purchaser's platform with Purchaser's remit to address.

The fixed assets listed below:

| | |
|---|---|
| 1 | Bundrick AED |
| 2 | Mayo Stand |
| 2 | IV Stand |
| 1 | Goose Lamp |
| 3 | Exam Stool |
| 1 | WA Vital Monitor |
| 1 | WA Size 11 BP |
| 1 | WA Size 12 BP |
| 1 | WA Size 13 BP |
| 2 | Pulse Ox Probe |
| 1 | Pulse Ox Ext. |
| 1 | St. 3 Shelf Cart |
| 2 | Ceiling Surgical Light |
| 1 | Ritter 75E Surgical Table |
| 2 | Ritter Arm Board |
| 3 | Exam Table |
| 1 | Emergency Response Case |
| 1 | 9" Stool with handle |
| 1 | Klein Pump (KIP II) |
| 1 | NewStar Cool Touch Laser SN160 and Pullback SN7435-0060 |
| 1 | Veinlite |
| 1 | VNUS RF Laser SN030661-011 |
| 1 | SonoPrep SN0501210-13 |
| 1 | Syris Light SN1221 |
| 1 | Harloff Lock Box |
| 3 | Holmes Space Heaters HQH319A |
| 1 | Honeywell Space Heater H3241 BW |

| | |
|---|---|
| 1 | Kodak Z700 Camera |
| 1 | EZ ShareDock Printer KCNDJ45053284 |
| 1 | Philip CD Player MC235137 |
| 1 | Lifelong White Table |
| 2 | Stainless Steel/Industrial Wire Shelves |
| 1 | Computer and Modem |
| 1 | Kyocera Printer |
| 3 | Office Desks |
| 3 | Office/Task Chairs |
| 2 | 3-Drawer Plastic File Cabinet |
| 1 | 4-Shelf Storage Cabinet |
| 4 | 4-Drawer Metal File Cabinet |
| 2 | Table Lamps |
| 10 | Blue Chairs |
| 13 | Hanging Pictures/Wall Art |
| 1 | Clock |
| 1 | Artificial Tree |
| 1 | Decorative Wooden Box and Bowl |
| 1 | Stand-up Drawing Board |
| 1 | Stand-up Mirror |
| 5 | Desk-size Trash Can |
| 2 | 20 Gallon Trash Can |
| 2 | 3-Tier Desk Trays |
| 4 | Multi-line Telephones |
| | |
| | Palmetto Vein Center Signs |
| | |
| MISC | Office Supplies (folders, paper, etc.) |
| MISC | Medical Supplies (catheters, gloves, etc.) |
| | |

**EXHIBIT 2**
**Schedule 2.1(c)**
**Excluded Assets**

1. All State and Federal income tax returns of the Seller from its commencement through 2006 and stub period for 2007.

2. All tax records, paid invoices, computer files and the agreed upon amount of cash on hand in Seller's account at the Closing.

**EXHIBIT 3**
**Schedule 2.2(a)(2)**
**Assumed Contracts**

Carolina First Line of Credit – Balance at Closing - $92,948.82[2].

Monthly payments on this debt - $2,797

Current Accounts Payable List
As of October 12, 2007
in the total amount
of #29,493.39.

[2] Purchaser agrees to have all guarantors under the existing line of credit removed within ninety (90) days of the date of the Closing and have the appropriate guarantees substituted. Notwithstanding the foregoing, if the Institution is unwilling to remove the current guarantors, then the Purchaser agrees to defend, indemnify and hold harmless the guarantors from all obligations in connection with the guaranteed obligations for the line of credit.

**EXHIBIT 4**
**Schedule 2.2(b)**
**Assumed Obligations**

In addition to the obligations listed below, Purchaser shall assume all accounts payable of Seller accrued through the date of closing acquired during the normal course of business. At the time of Closing, the amount of accounts payable is [redacted] $29,493.39

Yellow Page Advertising – Bellsouth

Verizon Wireless cell phone for Nurse on Call.

**EXHIBIT 5**
**Schedule 2.3(a)**
**Terms and Conditions Vein Associates of America, Inc Common Stock**

**One Million Seven Hundred Thousand (1,700,000) shares of Vein Associates of America, Inc. Common Stock to be issued according to the following.**

**On the date of closing 34% or 578,000**

**At the end of YEAR ONE, 33% or 561,000**

**At the end of YEAR TWO, 33% or 561,000**

**EXHIBIT 6**
**Schedule 2.3(b)**
**License Agreement**

Attached License Agreement.

**EXHIBIT 7**
**Schedule 2.5(c)**
**Bill of Sale**

**Bill of Sale**

KNOW ALL MEN BY THESE PRESENTS, that Vein Associates of America, Inc. and South Carolina Internal Medicine Associates and Rehabilitation, L.L.C. for and in consideration of the mutual promises and covenants contained in the Asset Purchase Agreement, dated October 12, 2007 (the "Agreement") and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto Vein Associates of America, Inc a Florida corporation ("Purchaser") whose address is 400 International Parkway, Suite 100, Heathrow, FL 32746, and its successors and assigns, to Have and to Hold Forever, those Assets as delineated in the Agreement, including all of the Seller's rights, title, and interest in and to all of the assets of the Seller as described in the Agreement including those assets identified in the Agreement at **Exhibit 1, Schedule 2.1(a)** (the included assets are hereinafter collectively referred to as the "Assets" and are transferred in an "As Is" and "Where Is" condition). Provided however, those Excluded Assets delineated in **Exhibit 2, Schedule 2.1(c)** of the Agreement are hereby excluded from this Bill of Sale.

This Bill of Sale was executed and delivered by the Seller to the Purchaser on October 12, 2007

SELLERS:

BY SURB GURAM

By: [signature]

[signatures]

Witness: [signatures]

**Exhibit 8**
**Schedule 2.5(d)**
**Purchase Price Allocation**

Consideration given is subject to the terms and conditions of the vesting schedule located on Exhibit 5.

| | |
|---|---|
| Surb Guram, MD | 900,000 |
| Joe Gabriel, MD | 300,000 |
| Ben Levinson, MD | 300,000 |
| SCIM | 200,000 |
| Total Allocation: | 1,700,000 |

The purchase price for the assets and property referred to herein and for the Convenant Not to Compete of the Seller shall be allocated as follows:

| | |
|---|---|
| Assets referred to on **Schedule 2.1(a):** | $__________ |
| Inventory: | $__________ |
| Good Will: | $__________ |
| **Covenant Not to Compete:** | $__________ |

**Exhibit 9**
**Schedule 3.1(f)**
**Litigation**

None

**Exhibit 10**
**Schedule 3.1(g)**
**Insurance Policies**

[Attached face sheet for current Malpractice coverage]

[Attached face sheet for current Business Owners policy]

**Exhibit 11**
**Schedule 3.1(i)(1)**
**Leases**

[Attached lease]

**Exhibit 12**
**Schedule 3.1(i)(2)**
**Personal Property**

**NONE**

**Exhibit 13**
**Schedule 3.1(m)**
**Physician Disclosures**

NONE

**Exhibit 14**
**Schedule 3.1(r)**
**Employees**

| Employee | SS# | Status | Hire Date | Last Pay Increase | Hourly Rate | Salary |
|---|---|---|---|---|---|---|
| Kristyn Brown | 251-61-8334 | Part Time | 5-1-07 | | 17.00 | |
| Gail Marcum | 251-11-7582 | Full Time | 4-18-06 | | 13.00 | |
| Lisa Collins | 167-60-2066 | Part Time | 2-8-07 | | 20.00 | |

**Exhibit 15**
**Schedule 3.1(s)3.1.2**
**<u>Employee Benefit Plans</u>**

**Exhibit 16**
**Schedule 5.6.1**
**Rehired Employees**

| Employee | SS# | Status | Hire Date | Last Pay Increase | Hourly Rate | Salary |
|---|---|---|---|---|---|---|
| Kristyn Brown | 251-61-8334 | Part Time | 5-1-07 | | 17.00 | |
| Gail Marcum | 251-11-7582 | Full Time | 4-18-06 | | 13.00 | |
| Lisa Collins | 167-60-2066 | Part Time | 2-8-07 | | 20.00 | |